Exhibit 99.1

American Public Education Reports Third Quarter 2012 Results

CHARLES TOWN, W. Va.--(BUSINESS WIRE)--November 8, 2012--American Public Education, Inc. (NASDAQ: APEI) – parent company of online learning provider American Public University System (APUS), which operates through American Military University (AMU) and American Public University (APU) – announced financial results for the quarter ended September 30, 2012.

Recent Highlights:

  Net course registrations increased to approximately 103,000 in the third quarter of 2012, a year-over-year increase of 17%.
  Net course registrations by new students in the third quarter of 2012 increased to approximately 24,000, a slight increase over the same period of 2011.
  Third quarter 2012 revenues increased 18% to $77.1 million, compared to $65.3 million in the third quarter of 2011.
  Income from operations before interest income and income taxes in the third quarter of 2012 increased 17% to $17.5 million, compared to $15.0 million in the same period of 2011.
  Net income for the third quarter of 2012 was $10.8 million, or $0.60 per diluted share, compared to $10.9 million, or $0.60 per diluted share, in the same period of 2011.
  American Public University announced that it renewed its multi-year partnership agreement with Walmart Stores, Inc. to offer academic courses and degree programs to its associates through the Lifelong Learning Partnership.
  American Public Education announced a focus on international students, including a new investment in, and relationship with, New Horizons Worldwide, Inc., a global independent I.T. training company.

Financial and Other Results:

Total revenues for the third quarter of 2012 increased 18% to $77.1 million, compared to total revenues of $65.3 million in the third quarter of 2011. Income from operations before interest income and income taxes in the third quarter of 2012 increased 17% to $17.5 million, compared to $15.0 million in the same period of 2011. Stock-based compensation expense reduced operating income by $940,000 in the third quarter of 2012 and $812,000 in the third quarter of 2011.

Net income for the third quarter of 2012 was $10.8 million, or $0.60 per diluted share, which includes $0.03 per diluted share in stock-based compensation expense, net of tax. This compares to net income of $10.9 million, or $0.60 per diluted share for the third quarter of 2011, including $0.03 per diluted share in stock-based compensation expense, net of tax. The third quarter of 2011 included a tax benefit of approximately $1.8 million, or $0.10 per diluted share, resulting from state tax, and research and development tax credits recorded during the third quarter of 2011. The weighted average diluted shares outstanding for the third quarter of 2012 and 2011 were approximately 18.0 million and 18.3 million, respectively.

For the nine months ended September 30, 2012, total revenues were $227.5 million, an increase of 23% compared to total revenues of $184.7 million in the same period of 2011. Income from operations before interest income and income tax for the nine months ended September 30, 2012 increased to $47.4 million, compared to $43.0 million in the same period of 2011. Stock-based compensation expense reduced each period's operating income by $2.9 million and $2.4 million, respectively.

Net income for the nine months ended September 30, 2012 to $29.1 million, or $1.61 per diluted share, which includes $0.10 per diluted share in stock-based compensation expense, net of tax. This compares to net income of $27.8 million, or $1.52 per diluted share, in the same period of 2011, including $0.08 per diluted share in stock-based compensation expense, net of tax. The weighted average diluted shares outstanding for the nine months ended September 30, 2012 and 2011 were approximately 18.1 million and 18.3 million, respectively.

Total cash and cash equivalents as of September 30, 2012 were approximately $101.6 million with no long-term debt. Cash from operations for the nine months ended September 30, 2012 was approximately $34.5 million, compared to $47.5 million in the same period of 2011. Capital expenditures were approximately $28.5 million for the nine months ended September 30, 2012, compared to $13.8 million in the prior year period. Depreciation and amortization was $8.1 million for the nine months ended September 30, 2012 and $6.7 million for the same period of 2011.

During the third quarter of 2012, APEI made a $6.75 million, or 19.9% minority investment, in NWHW Holdings, Inc., which was formed to acquire New Horizons Worldwide, Inc., a global, independent IT-training company. In connection with that investment, APEI also extended $6.0 million in credit to New Horizons Worldwide in exchange for a subordinated note.

Net Course Registrations:
For the three months ended September 30,
	2012	2011	% Change
Net Course Registrations by New Students	24,000	23,900	0%
Net Course Registrations	103,000	87,800	17%

For the nine months ended September 30,
	2012	2011	% Change
Net Course Registrations from New Students	64,100	60,600	6%
Net Course Registrations	296,900	247,900	20%

Note: Net course registrations represent the aggregate number of classes in which students remain enrolled after the date by which they may drop the course without financial penalty. Net course registrations and net course registration growth rates include registrations for certain one-credit courses (non-lab courses) and other non-credit registrations in the current and prior year periods.

Fourth Quarter 2012 Outlook:

The following statements are based on current expectations. These statements are forward-looking and actual results may differ materially. The Company undertakes no obligation to update publicly any forward-looking statements for any reason.

American Public Education anticipates fourth quarter 2012 net course registrations by new students to be between -7% and -3% year-over-year; net course registrations to increase between approximately 8% and 12% year-over-year; revenues to increase between approximately 9% and 13% over the prior year period; and net income to be between $0.64 and $0.67 per diluted share. In addition, the Company anticipates full-year 2012 net income to be between $2.25 and $2.28 per diluted share.

Webcast:

A live webcast of the Company’s third quarter earnings conference call will be broadcast today at 9:00 a.m. Eastern time. This call will be open to listeners who log in through the Company's investor relations website, www.AmericanPublicEducation.com.

A replay of the live webcast will also be available starting approximately one hour after the conclusion of the live conference call. The replay will be archived and available to listeners for one year.

American Public Education, Inc.

American Public Education, Inc. (NASDAQ: APEI) is an online provider of higher education focused primarily on serving the military and public service communities. American Public University System (APUS), wholly owned by APEI, operates through American Military University (AMU) and American Public University (APU). APUS serves more than 100,000 adult learners worldwide and offers 87 degree programs in fields ranging from homeland security, military studies, intelligence, and criminal justice to technology, business administration, public health, and liberal arts. Nationally recognized for its best practices in online higher education, APUS provides an affordable education through classes taught by experienced faculty who are committed to the academic achievement of their students.

American Public University System is accredited by The Higher Learning Commission and is a member of the North Central Association of Colleges and Schools (www.ncahlc.org). For more information about APUS graduation rates, median debt of students who completed programs, and other important information, visit www.apus.edu/disclosure.

Forward Looking Statements

Statements made in this press release regarding American Public Education, Inc., or its subsidiaries, that are not historical facts are forward-looking statements based on current expectations, assumptions, estimates and projections about American Public Education, Inc. and the industry. These forward-looking statements are subject to risks and uncertainties that could cause actual future events or results to differ materially from such statements. Forward-looking statements can be identified by words such as "anticipate", "believe", "could", "estimate", "expect", "intend", "may", "should", "will" and "would". These forward-looking statements include, without limitation, statements regarding expected growth, expected revenues and expected earnings. Actual results could differ materially from those expressed or implied by these forward-looking statements as a result of various factors, including the various risks described in the "Risk Factors" section and elsewhere in the Company’s Annual Report on Form 10-K for the year ended December 31, 2011, Form 10-Q for the quarter ended September 30, 2012, and other filings with the SEC. The Company undertakes no obligation to update publicly any forward-looking statements for any reason, even if new information becomes available or other events occur in the future.

American Public Education, Inc.
Consolidated Statement of Income
(In thousands, except per share data)

	Three Months Ended
	September 30,
	2012	2011
	(Unaudited)

Revenues	$77,122	$65,251
Costs and expenses:
Instructional costs and services	26,436	23,948
Selling and promotional	14,430	11,705
General and administrative	15,978	12,160
Depreciation and amortization	2,760	2,404

Total costs and expenses	59,604	50,217

Income from operations before
interest income and income taxes	17,518	15,034
Interest income, net	30	35

Income before income taxes	17,548	15,069
Income tax expense	6,724	4,130

Net income	$10,824	$10,939

Net Income per common share:
Basic	$0.61	$0.61

Diluted	$0.60	$0.60

Weighted average number of
common shares:
Basic	17,706	17,843

Diluted	17,951	18,253

American Public Education, Inc.
Consolidated Statement of Income
(In thousands, except per share data)

	Nine Months Ended
	September 30,
	2012	2011
	(Unaudited)

Revenues	$227,516	$184,710
Costs and expenses:
Instructional costs and services	80,538	69,064
Selling and promotional	43,276	32,310
General and administrative	48,191	33,581
Depreciation and amortization	8,131	6,739

Total costs and expenses	180,136	141,694

Income from operations before
interest income and income taxes	47,380	43,016
Interest income, net	17	87

Income before income taxes	47,397	43,103
Income tax expense	18,249	15,331

Net income	$29,148	$27,772

Net Income per common share:
Basic	$1.64	$1.55

Diluted	$1.61	$1.52

Weighted average number of
common shares:
Basic	17,824	17,888

Diluted	18,104	18,321

CONTACT:
American Public Education, Inc.
Harry T. Wilkins, CPA
Executive Vice President and Chief Financial Officer
304-724-3722
or
Christopher L. Symanoskie
Associate Vice President, Investor Relations
703-334-3880